Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS FIRST-QUARTER 2009 RESULTS
REVENUE GROWS 11.7%
EPS FROM CONTINUING OPERATIONS INCREASES 11.5%
CASH EPS INCREASES 17.6%
Cleveland, Ohio (April 30, 2009)—CBIZ, Inc. (NYSE: CBZ) today announced results for the first quarter ended March 31, 2009.
CBIZ reported revenue of $220.2 million for the first quarter ended March 31, 2009, an increase of 11.7% over the $197.2 million reported for the first quarter of 2008. Revenue from newly acquired operations, net of divestitures, contributed $26.8 million or 13.6% to revenue growth in the first quarter compared with the same period a year ago. Same-unit revenue declined by 1.9%, or $3.8 million. CBIZ reported income from continuing operations for the quarter of $18.1 million, or $0.29 per diluted share, compared with $16.7 million, or $0.26 per diluted share in the first quarter of 2008.
Concurrent with the implementation of FSP APB 14-1 relating to non-cash interest expense on its $100 million Convertible Notes, the Company is reporting Cash EPS, a non-GAAP measure designed to more clearly illustrate the impact of certain non-cash charges to income from continuing operations. For the quarter ended March 31, 2009, Cash EPS was $0.40 per diluted share compared with $0.34 per diluted share for the same quarter a year ago. A schedule which reconciles Cash EPS with GAAP EPS is attached.
During the first quarter, CBIZ had a 10(b)5-1 plan in place to repurchase shares of its common stock. Through March 31, 2009 the Company had repurchased approximately 838,000 shares at a cost of approximately $6.7 million.
“We are very pleased with our first-quarter results which reflect growth in revenue and earnings and are in line with our expectations for 2009. Integration is going smoothly for both the New York and New England Financial Services units that were acquired in December 2008 and each operation is performing well,” stated Steven L. Gerard, Chairman and CEO. “As expected, we are experiencing some softness in our business that is related to higher unemployment levels and other generally recognized economic factors this year, however, we are taking appropriate action to continue to generate strong cash flow and we expect 2009
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

EBITDA to be approximately $95 million. We continue to expect 2009 revenue growth of 10% to 15% with EPS growth also in a 10% to 15% range compared with 2008,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-559-2403 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-619-6534. A replay of the call will be available starting at 1:00 p.m. (ET) April 30 through midnight (ET), May 4, 2009. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 24329234. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided through more than 140 Company offices in 36 states.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2009	%	2008 (1)%
Revenue	$220,177	100.0%	$197,163	100.0%

Operating expenses	178,269	81.0%	158,141	80.2%

Gross margin	41,908	19.0%	39,022	19.8%

Corporate general and administrative expenses	7,709	3.5%	7,252	3.7%

Operating income	34,199	15.5%	31,770	16.1%

Other income (expense):
Interest expense	(3,505)	-1.6%	(2,580)	-1.3%
Gain on sale of operations, net	80	0.0%	20	0.0%
Other expense, net (2)	(592)	-0.2%	(1,347)	-0.7%

Total other expense, net	(4,017)	-1.8%	(3,907)	-2.0%

Income from continuing operations before income tax expense	30,182	13.7%	27,863	14.1%

Income tax expense	12,130		11,170

Income from continuing operations	18,052	8.2%	16,693	8.5%

Income from operations of discontinued businesses, net of tax	122		2
Gain (loss) on disposal of discontinued businesses, net of tax	7		(449)

Net income	$18,181	8.3%	$16,246	8.2%

Diluted earnings (loss) per share:
Continuing operations	$0.29		$0.26
Discontinued operations	—		(0.01)

Net income	$0.29		$0.25

Diluted weighted average common shares outstanding	61,950		64,266

Other data from continuing operations:
EBIT (3)	$33,607		$30,423
EBITDA (3)	$38,695		$34,240

(1)	Certain amounts in the 2008 financial data have been reclassified to conform to the current year presentation and revised to reflect the retroactive application of FSP APB 14-1.

(2)	Includes net losses of $836 and $1,788 for the three months ended March 31, 2009 and 2008, respectively, attributable to assets held in the Company’s deferred compensation plan. These net losses do not impact “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expenses.”

(3)	EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of divested operations. EBITDA represents EBIT before depreciation and amortization expense of $5,088 and $3,817 for the three months ended March 31, 2009 and 2008, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except per share data)
SELECT SEGMENT DATA

	THREE MONTHS ENDED
	MARCH 31,
	2009	2008 (1)
Revenue
Financial Services	$124,693	$98,991
Employee Services	45,463	47,255
Medical Management Professionals	39,880	40,766
National Practices	10,141	10,151

Total	$220,177	$197,163

Gross margin
Financial Services	$31,555	$27,255
Employee Services	8,037	8,497
Medical Management Professionals	4,712	4,620
National Practices	94	142
Operating expenses — unallocated (2)	(2,490)	(1,492)

Total	$41,908	$39,022

(1)	Certain amounts in the 2008 financial data have been reclassified to conform to the current year presentation.

(2)	Represents operating expenses not directly allocated to individual businesses, including stock based compensation, consolidation and integration charges and certain advertising expenses. Unallocated operating expenses were partially offset by reductions in compensation expense related to losses attributable to assets held in the Company’s deferred compensation plan of $708 and $1,514 for the three months ended March 31, 2009 and 2008, respectively.
CASH EARNINGS AND PER SHARE DATA
Reconciliation of Income from Continuing Operations to Cash Earnings from Continuing Operations (3)

	THREE MONTHS ENDED MARCH 31,
	2009	Per Share	2008	Per Share
Income from continuing operations	$18,052	$0.29	$16,693	$0.26

Selected non-cash items:
Depreciation and amortization	5,088	0.08	3,817	0.06
Non-cash interest on convertible note	965	0.02	894	0.01
Stock based compensation	945	0.01	671	0.01

Non-cash items	6,998	0.11	5,382	0.08

Cash earnings — continuing operations	$25,050	$0.40	$22,075	$0.34

Diluted weighted average shares	61,950		64,266

(3)	The Company believes cash earnings and cash earnings per diluted share (non-GAAP measures) more clearly illustrate the the impact of certain non-cash charges to income from continuing operations and are a useful measure for the Company and its analysts. Cash earnings is defined as income from continuing operations excluding depreciation and amortization, non-cash interest expense and non-cash stock based compensation expense. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be regarded as a replacement or alternative of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except percentages and ratios)
SELECT BALANCE SHEET DATA AND RATIOS

	MARCH 31,	DECEMBER 31,
	2009	2008 (1)
Cash and cash equivalents	$9,568	$9,672
Restricted cash	$12,109	$15,786
Accounts receivable, net	$169,718	$129,164
Current assets before funds held for clients	$213,241	$178,565
Funds held for clients — current and non-current	$142,451	$113,121
Goodwill and other intangible assets, net	$348,113	$350,216

Total assets	$759,402	$698,592

Current liabilities before client fund obligations	$83,732	$90,193
Client fund obligations	$145,705	$116,638
Convertible notes	$90,852	$89,887
Bank debt	$150,000	$125,000

Total liabilities	$504,820	$456,993

Treasury stock	$(262,993)	$(256,295)

Total stockholders’ equity	$254,582	$241,599

Debt to equity (2)	94.6%	88.9%
Days sales outstanding (DSO) — continuing operations (3)	80	67

Shares outstanding	61,803	62,472

Basic weighted average common shares outstanding	61,295	61,839

Diluted weighted average common shares outstanding	61,950	62,572

(1)	Certain amounts in the 2008 financial data have been reclassified to conform to the current year presentation and revised to reflect the retroactive application of FSP APB 14-1.

(2)	Ratio is convertible notes and bank debt divided by total stockholders’ equity.

(3)	DSO is provided for continuing operations and represents accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The calculation of DSO for the three months ended March 31, 2009 and the twelve months ended December 31, 2008 excludes accounts receivable and unbilled revenue for the two businesses that were acquired on December 31, 2008. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at March 31, 2008 was 79 days.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007